EXHIBIT 99.1

Cardtronics Names Payments Industry Executive Steven A. Rathgaber as CEO

HOUSTON, Dec. 21, 2009 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM), the world's largest non-bank operator of ATMs, today announced that its board of directors has selected Steven A. Rathgaber as the Company's new Chief Executive Officer. Mr. Rathgaber, a seasoned payments industry executive, brings over 32 years of broad payment product and network experience to Cardtronics. Most recently, Mr. Rathgaber served as President and Chief Operating Officer of NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc.

"After an extremely thorough search process, we found not only an outstanding leader with a sustained track record of exceeding established operational and financial goals, but also a payments industry executive with the knowledge and expertise needed to help Cardtronics continue its strong track record of growth and innovation," commented Fred Lummis, Cardtronics' Chairman of the Board and interim Chief Executive Officer. "The existing management team has done an outstanding job of creating an extremely valuable and profitable network comprised of over 33,000 financial services kiosks and strong financial institution and retail relationships throughout three countries. With Steve's significant payments industry experience, including the launching of numerous payments-related products while at NYCE, we believe we've found a CEO who will lead our team's efforts to introduce new products and services that will leverage our existing network and scale our business."

During Mr. Rathgaber's 18 years at NYCE, he served in a number of sales and operating roles within that organization, including most recently the position of President and Chief Operating Officer, which he assumed in 2004 concurrent with the acquisition of NYCE by Metavante. During his tenure at NYCE, Mr. Rathgaber was responsible for developing and leading NYCE's payment product expansion strategy, which included, among other things, the launching of internet and mobile banking and payment-related services. He was also responsible for NYCE's domestic and international expansion efforts, and oversaw the acquisition and integration of numerous debit networks and transaction processing platforms. Prior to joining NYCE, Mr. Rathgaber served in a number of operational management roles with Automatic Data Processing, Inc. and Citibank. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John's University.

"The opportunity to join Cardtronics at this point in the Company's evolution was one I couldn't pass up," remarked Mr. Rathgaber. "Having spent almost three decades working in the payments industry, I can tell you that Cardtronics is well-positioned to expand the breadth and depth of the financial services products it currently offers. By leveraging the Company's existing kiosk network management expertise and its relationships with industry-leading financial institutions and blue-chip retailers, I am confident that Cardtronics can become a powerful consumer financial services delivery network. I also expect Cardtronics to continue to benefit from the secular growth trend in the provision of convenient and cost-effective consumer financial services, including surcharge-free access to cash, bill payment services, and prepaid card and remote image deposit services."

In connection with the appointment of Mr. Rathgaber as the Company's new Chief Executive Officer, he was also elected to the Company's board of directors. Both the appointment and the election will become effective February 1, 2010. Until that time, Mr. Lummis will continue to serve as the Company's interim Chief Executive Officer. After February 1, 2010, Mr. Lummis will continue to serve as the Company's Chairman of the Board.

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank operator of ATMs. Cardtronics operates approximately 33,000 ATMs across its portfolio, with ATMs in every major market in the United States and Puerto Rico, over 2,600 ATMs throughout the United Kingdom, and over 2,100 ATMs throughout Mexico. Major merchant clients include 7-Eleven(R), Chevron(R), Costco(R), CVS(R)/pharmacy, ExxonMobil(R), Rite Aid(R), Safeway(R), Sunoco(R), Target(R), and Walgreens(R). Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit services. Approximately 11,200 Cardtronics owned and operated ATMs currently feature bank brands. For more information, please visit the Company's website at http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CONTACT:  Cardtronics, Inc.
          Investors:
          J. Chris Brewster, Chief Financial Officer
            832-308-4128
            cbrewster@cardtronics.com
          Media:
          Joel Antonini, Vice President - Marketing
            832-308-4131
            joel.antonini@cardtronics.com